XB4 Pty Ltd
PO Box 1368
Camberwell Vic 3124
Tel: +61 403 731 863

30 November 2021

Mr Marino Sussich
Chairman
Apple iSports Australia Pty Ltd

Dear Marino

Re: Engagement of our services

Further to our recent discussions with Jeremy Samuel, we are pleased to accept the appointment to provide you with CFO advisory, tax advisory and compliance and accounting services and now set out the scope and terms of this engagement.

If we are requested to provide other specific service(s) they will be the subject of a separate engagement letter and thus a separate fee.

This work will be conducted in accordance with the relevant professional and ethical standards issued by the Accounting Professional & Ethical Standards Board Limited (APESB).

Responsibilities

You acknowledge the reliability, accuracy and completeness of the records. These are your responsibility and that you agree to disclose to us all material and relevant information.

Please be aware that:
(a) you are responsible for the accuracy and completeness of the particulars and information provided in relation to the accounting and finance services and this responsibility rests with you; and
(b) any advice given to you is only an opinion based on our knowledge of your particular circumstances.

Any information acquired by us in the course of our engagement, including any information relating to your affairs whether it belongs to you or not or is provided by you or not, is subject to strict confidentiality requirements. Information will not be disclosed by us to other parties except as required or allowed for by law or professional standards, or with your express consent. Our files may, however, be subject to review as part of the quality control review program of CPA Australia which monitors compliance with professional standards by its members. We advise you that by signing this letter you acknowledge that, if requested, our files relating to this engagement will be made available under this program. The same strict confidentiality requirements apply under this program as apply to us.

We may collect Personal Information about you, your representatives and others when we provide services to you. If we do, you agree to work with us to ensure that we both meet the obligations that we each may have under the Privacy Act 1988 (Cth) (as amended) (Privacy

Act). The obligations may include notifying the relevant person to whom the personal information relates who we are and how we propose to use their personal information. Where you have collected personal information, you confirm that you have collected the personal information in accordance with the Privacy Act, that you are entitled to provide this personal information to us and that we may use and disclose the personal information for the purpose/s we provide our services to you. We will handle personal information in accordance with the Privacy Act.

Involvement of Others

Where, as part of our engagement, the services of an external consultant or expert are required, an estimated cost and timeframe and involvement will be provided to you for your approval.

Outsourced Services

Our services will be completed in Australia and not outsourced to any third parties domestically or overseas.

Storage of Personal Information

By signing this letter and accepting these services you acknowledge and agree that your personal information will be held by our office.

Ownership of Documents

All original documents obtained from you arising from the engagement shall remain your property. However, we reserve the right to make a reasonable number of copies of the original documents for our records.

Our engagement will result in the production of financial information reports, management reports or other deliverables as agreed with you. Ownership of these documents will vest in you. All other documents produced by us in respect of this engagement will remain the property of the firm, subject to any statutory obligations.

The firm has a policy of exploring a legal right of lien over any client documents in our possession in the event of a dispute. The firm has also established dispute resolution processes.

Services and Fees:

Our fees for the services to be provided shall be in accordance with the stages of growth of the business as follows:

Phase	Description	Monthly Fee
Initial phase	From initial engagement, during development phase until the company has generated revenue	$3,000 per month
Revenue generating	When business generates first $ of revenue	$6,000 per month
Fully operational	Business has significant transactions and is fully operational	$8,000 per month

Please note the above fees are exclusive of GST. All fees shall be paid monthly in advance on the 1st of each month.

On the basis of the information provided by you, we will compile, in accordance with Accounting Professional and Ethical Standard 315 Compilation of Financial Information, the Financial Information Report of the listed entities.

Our procedures use accounting expertise to collect, classify and summarise the financial information, which is provided by you, into a financial report. Our procedures will not include verification or validation procedures. The financial information will be prepared in accordance with the applicable financial reporting framework described above. Any known departures from this financial reporting framework will be disclosed within the financial report, and when considered necessary, will be mentioned in our compilation report.

If for any reason we are unable to complete the compilation of the financial report, or we consider the information to be misleading, we may refer to such matters within our compilation report or may determine not to issue a report.

We will provide you with the financial report for review and approval including comments once all appropriate modifications and adjustments have been identified.

Please note the above fees are exclusive of GST. Any additional fee for an additional service not covered in the scope of this engagement will be the subject of a separate engagement letter under separate fee arrangements.

Accounts for services provided will be forwarded to you as work in progress. Payment of any account is required to be made within 7 days, unless special alternative arrangements are made prior to the due date.

<u>Period of Engagement</u>

This engagement will start on 1 December 2021. We will not deal with earlier periods unless you specifically ask us to do so and we agree.

This engagement document will be effective for future years unless we issue an amended one to you.

<u>Limitation on scope</u>

We will not conduct an audit of the information provided by you. Consequently, no assurance on the financial report, accounting matters or internal controls will be expressed, nor will we issue an assurance report as part of this engagement.

Our engagement cannot be relied upon to disclose whether fraud or errors or illegal acts exist. However, we will inform you of any such matters which may come to our attention.

<u>Limitation of Liability</u>

Our liability is limited by a scheme approved under Professional Standards Legislation. Further information on the scheme is available from the Professional Standards Councils' website: http://www.professionalstandardscouncil.gov.au.

Please sign and return the attached copy of this letter to indicate that it is in accordance with your understanding of the arrangements.

If you would like to discuss any matters in relation to the terms of our engagement or the contents of this letter, please do not hesitate to contact me on +61 403 731 863.

Yours faithfully

Ali Uguz
XB4 Pty Ltd
30 November 2021

Executed by Apple iSports Australia Pty Ltd in accordance with section 127 of the *Corporation* Act 2001

Director Signature	Director/Secretary Signature
Marino Robert Sussich	Jeremy Frank Samuel
Full Name	Full Name
Date:	Date: